EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report included herein and in the registration statement.

Our report, dated January 23, 2002, contains an explanatory paragraph that states that XM Satellite Radio Holdings Inc. and subsidiaries is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                /s/KPMG LLP



McLean, Virginia
May 20, 2002